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                                                                    EXHIBIT 10.3


[ABBOTT LETTERHEAD]



September 4, 2001



VIA FACSIMILE



Mr. Mark Samuels
Chairman & CEO
SpectRx, Inc.
6025 A Unity Drive
Norcross, Georgia  30071

         Re: Amendment to the Research & Development License Agreement (October 10, 1996) as previously amended by the parties ("RDL Agreement")

Dear Mark:

In accordance with our recent discussions, Abbott hereby delivers the Development Program Notification to SpectRx pursuant to the RDL Agreement, and Abbott and SpectRx (the "Parties") hereby amend the terms of the RDL Agreement as follows:

1. Abbott and SpectRx hereby acknowledge the termination of Abbott's rights to and all obligations for the Non-Continuous Product (as defined in the Third Amendment to the RDL Agreement, dated November 30, 1999, ("Third Amendment")) and SpectRx affirms Abbott's right of first negotiation pursuant to the terms of section 4.5 of the Third Amendment for distribution of any Non-Continuous Product developed by SpectRx.

2.                The following additional amendments are made to the RDL
         Agreement:

         a) Abbott shall be required to pay the first $1 million of the $2 million Milestone due under section 5.1(A)(3) of the Third Amendment by purchasing SpectRx common stock under
                  Section 1 of the Common Stock Purchase



* Confidential portions omitted and filed separately with the Commission pursuant to an application for confidential treatment pursuant to Rule 24b-2 under the Securities and Exchange Act of 1934, as amended.

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                  Agreement (Appendix 5.1 of the Third Amendment, as further amended by the December 27, 2000 letter agreement between SpectRx and Abbott).


         b)       The second $1 million of the $2 million Milestone due under
         Section 5.1(A)(3) of the Third Amendment shall not be due unless and until ten (10) business days following delivery of written notice by SpectRx to Abbott of a final decision or settlement of all viable claims alleged by Altea Technologies, Inc. ("Altea") and Non-Invasive-Monitoring Company, Inc. ("NIMCO") against SpectRx in the Demand for Arbitration in the arbitration proceeding ("Arbitration") currently underway with Altea and NIMCO, and provided that SpectRx's rights to sublicense the Technology (as defined in the RDL Agreement, as amended) are not terminated [ * ].

         c) In the event that there is a final decision or settlement of the Arbitration pursuant to which SpectRx's rights to sublicense the Technology are terminated [ * ] then SpectRx shall, within ten (10) business days after such decision or settlement, send Abbott a written notice of such decision or settlement and pay to Abbott a sum equal to the difference between $1 million and the fair market value of the shares of SpectRx common stock purchased by Abbott under Section 2(a) above, such fair market value to be calculated based on the average closing sale price of SpectRx common stock as reported on the Nasdaq National Market over the forty five (45) trading days subsequent to the Public Disclosure of the decision or settlement. For this purpose, Public Disclosure shall mean an appropriate filing with the SEC or/and distribution of a press release through a widely disseminated news or wire service that is reasonably designed to provide broad public access.

         d) Each time period specified in Section 3.7(A) of the Third Amendment shall be extended until the earlier of (i) March 31, 2002, or
         (ii) the date on which the product specifications (as defined in Appendix 2.7 of the Third Amendment) have been successfully achieved.

         e) Abbott will assume full funding responsibility for the portion of the Development Program regarding the Continuous Product as of September 1, 2001. As set forth in the Third Amendment, Abbott will not be responsible for any funding regarding the Non-Continuous Product from the date hereof.



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* Confidential portions omitted and filed separately with the Commission pursuant to an application for confidential treatment pursuant to Rule 24b-2 under the Securities and Exchange Act of 1934, as amended.

3. In consideration of the various agreements made in this amendment, Abbott unconditionally and irrevocably waives, for itself and its successors and assigns, its right to cause a redemption, at its election pursuant to Section (d)(1) of the Designations, Preferences and Rights of Redeemable Convertible Preferred stock of SpectRx, Inc. (the "Designations"), of, and as to, 100,000 shares of Redeemable Convertible Preferred Stock, par value $0.001 per share (i.e., 100,000 shares of the total 525,000 shares of Redeemable Convertible Preferred stock held by Abbott), and agrees not to make such election in respect of such 100,000 shares. Abbott agrees, should it at any time transfer its shares of Redeemable Convertible Preferred Stock, to inform the transferee of the foregoing waiver, and to agree that SpectRx may place a legend on the share certificate(s) for 100,000 of its 525,000 shares of Redeemable Convertible Preferred Stock referencing the applicability of the waiver provided for hereinabove and referring to this amendment. The Parties agree that the exclusion of such 100,000 shares from Abbott's redemption election by virtue of Abbott's waiver in respect thereof will reduce the number of shares redeemable at Abbott's election under Section (d)(1) of the Designations on December 31, 2002 from one-half of the shares (i.e., 262,500 shares) to 162,500 shares of Redeemable Convertible Preferred Stock; the shares that would be required to be redeemed in 2004 under such election would remain unchanged, being one-half of the total (i.e., 262,500 shares). In partial consideration for the foregoing waiver, SpectRx unconditionally and irrevocably waives, as to the 100,000 shares of Redeemable convertible Preferred Stock referenced above, its right to cause, at its election pursuant to Section (d)(2) of the Designations, a redemption of such shares. Nothing contained in the foregoing waivers and agreements shall effect or otherwise amend or limit the redemption election rights of Abbott, or its successors or assigns, or SpectRx, with respect to all of the shares of Redeemable Convertible Preferred Stock now held by Abbott other than the 100,000 shares that are the subject of this paragraph 3. Abbott further agrees to execute and deliver a shareholder consent which SpectRx may later require to obtain the consent of Abbott as the holder of all of the issued shares of the Company's Redeemable Preferred Stock to effect an amendment to the Designations under Delaware law, in form reasonably acceptable to Abbott, to revise the redemption provisions of such Designations to give effect (as such an amendment to the Designations) to the waivers and agreement set forth above, although the waivers and agreements provided for above are effective as of the date hereof and are not in any way conditioned upon any such amendment of the Designations.



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* Confidential portions omitted and filed separately with the Commission pursuant to an application for confidential treatment pursuant to Rule 24b-2 under the Securities and Exchange Act of 1934, as amended.


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4.                Except as set forth above, all provisions of the RDL Agreement shall remaining full force and effect.




         Sincerely,

         /s/ James J. Koziarz

         James J. Koziarz, Ph.D.
         Corporate Vice President
         Diagnostic Products R & D
         Abbott Laboratories

                                  ACCEPTED THIS 4th DAY OF SEPTEMBER, 2001


                                           SpectRx, Inc.



                                               /s/ Mark A. Samuels
                                           -----------------------------------
                                           By:  Mark A. Samuels
                                                ------------------------------
                                                Chief Executive Officer
                                                ------------------------------



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* Confidential portions omitted and filed separately with the Commission pursuant to an application for confidential treatment pursuant to Rule 24b-2 under the Securities and Exchange Act of 1934, as amended.